Exhibit 10.30

AMENDMENT NUMBER ONE

TO

TDS TELECOMMUNICATIONS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PROGRAM

WHEREAS, TDS Telecommunications Corporation, a Delaware corporation (the “Company”), has heretofore adopted and maintains a deferred compensation plan for the benefit of its employees and employees of affiliates of the Company which are participating employers, designated the “TDS Telecommunications Corporation Executive Deferred Compensation Program” (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to change the method of determining the rate of interest to be used for monthly crediting to each Participant’s Account.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.1 of the Plan, the Plan is hereby amended, effective for Plan Years beginning on and after January 1, 2009 by restating the first sentence of Section 4.2 to read as follows:

Section 4.2.  Crediting of Interests.  On the last day of each month until all of a Participant’s Deferred Compensation Account has been paid (or forfeited pursuant to Section 7.9), there shall be credited to the balance of such Deferred Compensation Account interest compounded monthly computed at a rate equal to one-twelfth (1/12) of the sum of (i) the average thirty (30) year Treasury Bond rate of interest (as published on the U.S. Department of Treasury website for the last business day of such month) plus (ii) 1.25 percentage point.

IN WITNESS WHEREOF, the Company has caused this Amendment Number One to the TDS Telecommunications Corporation Executive Deferred Compensation Program to be adopted this 8th day of October, 2008.

TDS TELECOMMUNICATIONS CORPORATION

By:	/S/ Michael A. Pandow
Michael A. Pandow
Senior Vice President Human Resources and Administration